UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

The New Ireland Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dear Stockholder,

As you are aware, an activist hedge fund managed by Saba Capital Management L.P. (“Saba”) has commenced a proxy fight in an attempt to replace The New Ireland Fund, Inc.’s Chairman of the Board, David Dempsey, at the rapidly approaching Annual Meeting of Stockholders scheduled to be held on June 14, 2022.

I am pleased that your fellow retail stockholders are showing strong support for The New Ireland Fund, Inc. and its Chairman. It is critical that you join your fellow retail stockholders and vote TODAY by signing, dating and mailing the WHITE proxy card in the prepaid envelope or by voting via internet or telephone by following the instructions on the WHITE proxy card.

YOUR IRL BOARD IS HIGHLY QUALIFIED

The IRL Board is working for ALL stockholders. The Board’s Chairman and nominee, David Dempsey, has significant experience, and the entire Board, led by Mr. Dempsey, has guided the Fund through both BREXIT and COVID challenges, with the Fund performing well throughout such challenges. Your Board, led by Mr. Dempsey, has experience and knowledge of the Irish market, and continues to focus on delivering value in the future.

Please don’t allow a dissident nominee with selfish short-term motives to be elected to your Board. Please send a strong message by voting using the WHITE proxy card TODAY.

VOTING METHODS

MAIL YOUR CARD: To vote by mail, check the appropriate voting boxes on the card, sign and date the card, and return it in the postage-paid envelope

ONLINE VOTING: To vote via the Internet, please visit www.proxyvote.com and enter your 16-digit control number from the WHITE proxy card and click get started.

TOUCH-TONE VOTING: To vote via touch-tone have your control number ready, call the toll-free number on your card and follow the instructions provided.